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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.    2    )*
                                          --------

                           The Sports Authority, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   849176102
                  --------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 pages

CUSIP No. 849176102                       13G                  Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      A I M Management Group, Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc.
      I.D. No. 74-1881407
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  ---------------------

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                          745,900
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  ---------------------

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                          745,900

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      745,900

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.4%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      HC

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

                                  SCHEDULE 13G



Item 1(a) NAME OF ISSUER:
          The Sports Authority, Inc.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          3383 North State Road 7
          Fort Lauderdale, FL  33319

Item 2(a) NAME OF PERSON FILING:
          A I M Management Group Inc.

Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
          11 Greenway Plaza, Suite 100
          Houston, Texas  77046

Item 2(c) CITIZENSHIP:
          State of Delaware

Item 2(d) TITLE OF CLASS OF SECURITIES:
          Common Stock, par value $.01 per share

Item 2(e) CUSIP NUMBER:
          849176102

Item 3    TYPE OF REPORTING PERSON:
          Parent Holding Company, in accordance with section
          240.13d-1(b)(ii)(G)

Item 4(a) AMOUNT BENEFICIALLY OWNED AS OF JULY 31, 1997:
          745,900

Item 4(b) PERCENT OF CLASS:
          2.4%

Item 4(c) DEEMED VOTING POWER AND DISPOSITION POWER:
          (i)   sole power to vote or to direct the vote:                N/A
          (ii)  shared power to vote or to direct the vote:              745,900
          (iii) sole power to dispose or to direct the disposition of:   N/A
          (iv) shared power to dispose or to direct the disposition of:  745,900

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          This statement is being filed to reflect the fact that as of July 31, 1997, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          N/A



                               Page 3 of 4 pages

Item 7    IDENTIFICATION  AND  CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          A I M Advisors, Inc. and A I M Capital Management, Inc., Investment
          Advisers registered under Section 203 of the Investment Advisers Act

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          N/A

Item 9    NOTICE OF DISSOLUTION OF A GROUP:
          N/A

Item 10   CERTIFICATION:
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE:
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          Date:  August 8, 1997               A I M Management Group Inc.


                                              /s/ NANCY L. MARTIN
                                              -------------------

                                              Nancy L. Martin
                                              Assistant General Counsel and
                                              Assistant Secretary



** Please call Sharon Poessel at (713) 214-1126 with questions regarding this filing.



                               Page 4 of 4 pages